Exhibit 8.1
September 14, 2009
Hicks Acquisition Company I, Inc.
100 Crescent Court, Suite 1200
Dallas, TX 75201

Re:	Amendment No. 4 to Registration Statement on Form S-4 of Resolute Energy Corporation

(Registration No. 333-161076) (the “Registration Statement”)
Ladies and Gentlemen:
     We have acted as counsel for Hicks Acquisition Company I, Inc., a Delaware corporation (the “Company”), in connection with the transactions described in the Registration Statement.
     We hereby confirm that, the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” based on the assumptions and subject to the limitations described therein, constitute the opinion of Akin Gump Strauss Hauer & Feld LLP.
     In rendering this opinion, we do not express any opinion concerning any laws other than the U.S. federal income tax laws. Our opinion is based upon the existing provisions of applicable law, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which our opinion is based. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ AKIN GUMP STRAUSS HAUER & FELD LLP
Akin Gump Strauss Hauer & Feld LLP

One Bryant Park / New York, New York 10036 / 212.872.1000 / fax: 212.872.1002 / akingump.com